Ex 77m

On April 20, 2007, the existing series of the TIAA-CREF Mutual Funds transferred substantially all of their assets to the corresponding series of the TIAA-CREF Institutional Mutual Funds, in exchange for shares of the TIAA-CREF Institutional Mutual Funds and in accordance with the terms of the combined Proxy Statement/Prospectus on Form N-14, incorporated herein by reference, filed on January 18, 2007, as supplemented, by the TIAA-CREF Institutional Mutual Funds, File No.333-133458.